Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use of our report dated January 27, 2007, with respect to the historical summaries of revenue and direct operating expenses of properties acquired by Rancher Energy Corp. on January 4, 2007, for the year ended December 31, 2005 and the nine months ended September 30, 2006, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

HEIN & ASSOCIATES LLP
Denver, Colorado

March 5, 2007